Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Event Date/Time: Nov. 09. 2005 / 5:00PM ET

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Ingrid Shay

Collectors Universe

Michael Haynes

Collectors Universe - CEO

Joe Wallace

Collectors Universe - CFO

CONFERENCE CALL PARTICIPANTS

Dalton Chandler

Needham & Co. - Analyst

Rusty Hoss

Roth Capital Partners - Analyst

Scott Nussbaum

[Broadlands Capital] - Analyst

Arnold Brief

Goldsmith & Harris - Analyst

Steve Monticelli

Mosaic Investments - Analyst

Dan Knowle

[Leeken Asset Management] - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Collectors Universe First Quarter 2006 Earnings Conference Call. (Caller Instructions.) As a reminder, this conference is being recorded Wednesday, November 9, 2005. I would now like to turn the conference over to Ingrid Shay. Please go ahead, ma’am.

Ingrid Shay - Collectors Universe

Good afternoon, everyone, and thank you for joining us to discuss Collectors Universe Financial Results for the First Quarter of the 2006 Fiscal Year ended September 30, 2005. With us today from Management are Michael Haynes, Chief Executive Officer, and Joe Wallace, Chief Financial Officer.

Management will provide a brief overview of the quarter and then open the call up to your questions. Comments made during today’s call may contain statements regarding the Company’s expectations about its future financial performance, including forecasts and statements concerning business trends and profitability that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company’s actual results in the future may differ possibly materially from those forecast in this call due to a number of risks and uncertainties. Certain of these risks and uncertainties in addition to other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements are made only as the date of today’s conference and the Company undertakes no obligation to update or revise the forward-looking statements whether as a result of new information, future events, or otherwise.

With that, I would now like to turn the call over to Michael Haynes. Michael?

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Michael Haynes - Collectors Universe - CEO

Thanks, Ingrid. Welcome to today’s conference call. We will first review our progress in achieving the operating objectives of the Company in the first 2006 fiscal quarter. Next, Chief Financial Officer, Joe Wallace, will provide a quick overview of our quarterly financials. At the conclusion of these remarks, we will then be happy to answer any questions you may have.

Before we begin that, I want to address briefly the press release that was issued by plaintiff’s counsel today. I have in front of me a Court Order that was signed today, and I will simply read it for everyone’s clarification.

“The Court is aware that a press release was prepared by plaintiff William W. Miller’s attorney of record, Woodrow, Albert and Woolfield(ph), and on November 9, 2005 caused to be published by plaintiff William W. Miller’s attorneys of record, Woodrow, Albert and Woolfield, concerning the verdict reached in this matter (the “press release”). The headline of the press release states, ‘Former Collectors Universe Executive Wins $10.5 Million Verdict, Woodrow, Albert and Woolfield represents plaintiff.’ That headline is misleading. The jury did reach a verdict in this matter on November 7, 2005, finding that 14,060 certificates of authenticity were issued by Collectors Universe, Inc. using William Miller’s name and awarded plaintiff William W. Miller only $14,060 for disgorgement of profits. The jury had not rendered a verdict for $10.5 million or any amount other than $14,060. Furthermore, the jury was discharged on November 7, 2005, the verdict was adopted by this Court, and the Court will determine the amount of damages available under Civil Code § 3344. Plaintiff William W. Miller’s attorneys of record, Woodrow, Albert & Woolfield, are ordered to retract the misleading headline contained within the press release. The parties and their attorneys and representatives are ordered to refrain from publishing any false or misleading statements in respect to the jury verdict. It is so ordered. Dated November 9, 2005. The Honorable Judge Robert D. Monarch.”

And now, on to operating results. In our annual report for fiscal 2005. In our annual report for fiscal 2005, we set forth four objectives for fiscal 2006. Number one, continue to increase the penetration of our existing services in our existing markets. Number two, integrate recently acquired businesses into our existing markets and expand the application of their technologies into other markets that we currently service. Three, enter the market both indicating and grading in at least one of the four identified segments of the jewelry market (a) single stone diamonds, (b) single stone color gemstones, (c) branded luxury watches, and (d) manufactured jewelry such as necklaces and bracelets. And number four, evaluate other markets for expansion and make prudent acquisitions or entries into those markets when opportunities to do so are confirmed.

With respect to our existing services and market, we reported revenues in 2006 first fiscal quarter of $8.8 million, the second highest revenue total for our certification business, second only to the $9 million in the 2005 third fiscal quarter, which included approximately $700,000 in first strike related revenue. Specifically, we have increased our autograph business units by 150% through the execution of initiatives designed to broaden the service offerings for more simplified services at lower average fees, such as modern signatures and large volume single find items.

Although our stamp business operates from a relatively small comparative base, the stamp units increased by 80% year-over-year and 29% sequentially. Our currency business, launched in March of this calendar year, reported an increase in units of 200% sequentially. While sports cards continued steady growth in units with an increase of 7%, the 6% year-over-year growth in our coin units were hampered by approximately 50% to 60% mainly as a result of a loss from a large customer who is now recovering from a serious illness. We are receiving increased volumes from this single customer, and although it is unclear when his business may return to more normal levels, we are encouraged by the continuing activity.

With regard to the integration of our recent acquisitions, we have begun to see increases in advertising revenues by approximately 20% year-over-year, as we realize the benefit of the CoinFacts acquisition and the increased supply of advertising space to be sold. Although we have only recently integrated the technology for the certified coin exchange onto our existing Internet hardware, we have plans for further integrating the service into our operations in the coming year.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

With respect to the objective of entering the jewelry markets, within the last few days we have completed the acquisition of Gem Certification and Appraisal Lab, or GCAL, a premium diamond certificate business, and one of the three diamond certificate businesses used by Blue Nile in their signature collection. We are very pleased with this acquisition and the matching of our best of breed philosophy with the integrity of GCAL and the GCAL leadership. We intend the GCAL—we intend the acquisition of GCAL to be just the beginning of our investment in this market and we will take the appropriate steps to develop and integrate GCAL as a major factor in our overall strategy to grow a successful certification business in the diamond market.

In pursuit of our final objective, we will continue to review and examine opportunities for other prudent acquisitions. Our long-term strategy in all of our markets is to become a dominating player and we will continue to apply this strategy to each market we enter. Our main goal when entering a market is to become a leader over time using the resources and experience we have in place, and combine that with the acquiring expertise and, if necessary, technology in the market place so we can begin to take hold of new markets.

Operating expenses in the 2006 first quarter were adversely affected by the completion of the fiscal year 2005 Sarbanes Oxley compliance and financial audit in the amount of $360,000, and the M&A related expenses of $136,000, although some of the M&A expenses will be capitalized as a result of the completion of the GCAL acquisition. Otherwise, we continue to support our expanding operations with technology and financial resources and personnel with a vigor and energy deserved by our market leading businesses.

As mentioned earlier, on November 7, the jury in the Miller v. Collectors Universe case returned a verdict determining that Mr. Miller was due an amount of $14,060. The decision has been sent to the judge in the matter who will apply the applicable statute and complete the case. We believe that the judge will apply the law in such a manner that the Company will not incur any material liability.

As we have explained previously, our fiscal 2005 was record setting in many areas and we do not expect that we will repeat the increases in performance of fiscal 2005 at the same pace in fiscal 2006. However, we do expect fiscal 2006 to continue to improve our position in all of our existing markets, launching new services, integrating our select acquisitions, and further monetizing our brands, data, knowledge, and expertise.

As we look into the remainder of fiscal 2006, we are enthusiastic about our prospects in growing the revenue base in our existing markets and positioning ourselves to realize revenue growth in new markets, such as our new entry into the diamond market. We have only just begun executing our plans for branding GCAL in the diamond market, and expect to assist GCAL in achieving brand preference in the market in a similar fashion to our success in establishing brand preference in other markets. We are confident that this entry into the diamond business will become a part of Collector Universe’s long-term strategy to build, drive, and enhance value for our Company and, of course, our shareholders.

Joe Wallace has also now taken over officially the role of Chief Financial Officer during the first quarter of fiscal 2006, and Mike Lewis is still playing a very integral role as Senior VP of Finance and Chief Compliance Officer. At this stage, I would like to turn this call over to Joe who will give a financial review and progress report for the first quarter of fiscal 2006. Joe?

Joe Wallace - Collectors Universe - CFO

Thank you, Michael, and good afternoon, everybody. For the first quarter of fiscal 2006, net income was $967,000, or $0.11 per diluted share. This compares to net income of $1.2 million, or $0.19 per diluted share in the first quarter of last year. In the first quarter of fiscal 2006, continuing operations contributed $979,000, or $0.11 per diluted share, as compared with $1.3 million, or $0.20 per diluted share in the first quarter of fiscal 2005.

Discontinued operations incurred a loss of $12,000 in the first quarter of 2006, as compared to a loss of $69,000 the first quarter of 2005. It should be noted that the weighted average number of shares used in the computation of diluted earnings per share

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

was $8.8 million, compared with $6.6 million in the same quarter last year. The reason for the increase was primarily a result of the completion of the Company’s public offering of shares that occurred in the third quarter of fiscal 2005.

Turning to some detail behind the numbers. In the first quarter of fiscal 2006, net revenues grew 7.7% to $8.8 million from $8.2 million for the first quarter of fiscal 2005. Year-over-year top line growth was driven by a 13.3% increase in the total number of collectible units graded to 751,000 units, compared to 663,000 units for the first quarter of last year. While our coin and sport card revenues increased by about 3%, our other collectibles revenues, which includes currency, sports cards, and autographs, increased by 79% over the same quarter last year, and increased to 11% of total revenues.

Our coin grading and authentication revenues in the quarter continued to be negatively impacted due to the lower revenues from one of our customers as a result of a serious medical condition. Compared to the prior year, revenues from this customer were down to about 4% of total revenues from about 10% of total revenues last year.

Gross profit from continuing operations increased 2.6% in dollar terms to $5.5 million from $5.4 million for the year ago quarter. Gross profit margin declined 62.4% compared to 65.5% in the corresponding period last year as a result of a change in the mix of revenues in the quarter and the higher direct costs primarily for coins.

Selling and marketing expense increased to $1.1 million, or 12.3% of revenues, in the quarter, compared with $957,000, or 11.7% of revenue in the same quarter last year. As discussed in the press release, the increase related to trade show costs and increased sales and customer service personnel costs to support the growth of the business.

General and administrative expense in the first quarter of fiscal 2006 increased by $858,000 in the quarter to $3.145 million compared with $2.287 million for the first quarter of fiscal 2005. These G&A cost increases reflect compliance costs of $360,000 and additional personnel costs of about $75,000 for a total of $435,000 as a result of Sarbanes Oxley compliance issues, business development costs of $136,000, and infrastructure costs of $55,000, as the Company focused on entering into new markets and expansion of existing markets, $85,000 of increased litigation costs in defending a law suit, and finally, a non-cash charge of $83,000 associated with the termination of a sublease at our corporate headquarters.

Apart from these SG&A costs, we also reported $132,000 in stock-based compensation costs due to the adoption of FAS-123(R) effective July 1, 2005. The Company adopted this standard under the modified prospective method, whereby no prior periods are restated. Rather, the Company will continue to disclose prior period pro forma net earnings and pro forma net earnings per share in footnote disclosures to our financial statements. There are a number of detailed disclosures required upon adoption of FAS-123(R), and these disclosures have been included in the Company’s Form 10-Q that was filed with the SEC earlier today.

Moving to our balance sheet, our cash and cash equivalents were $66.7 million at September 30, 2005, compared with $65.4 million at June 30, 2005. Continuing operations provided net cash of $1.9 million for the quarter, compared with $2.4 million for the year ago period. During the quarter, the Company purchased CoinFacts and CCE. These acquisitions have been consolidated by the Company from the respective dates of acquisition.

As a result of these acquisitions, the Company’s goodwill and intangibles increased to $2.8 million at September 30, 2005. In addition, the assets of discontinued businesses held for sale increased as a result of a related business, CTT, that was acquired with CCE, being classified as held for sale as the Company intends to sell such business.

Public stockholders equity was $71.7 million on September 30, 2005, compared with $70.6 million at June 30, 2005. We continue to have no debt.

For a more detailed discussion, our first quarter financial results can be found in the Company’s Form 10-Q filed with the SEC today.

With that, thank you for your attention. Operator, we are now ready to take questions from the audience.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

Thank you, sir. (Caller Instructions.) And our first question is from Dalton Chandler with Needham and Company. Please go ahead.

Dalton Chandler - Needham & Co.- Analyst

And good afternoon. I was wondering if you could talk about this $3 million gem acquisition in the context of its size relative to other acquisitions you anticipate making. Is this a small deal, mid-sized deal, large deal?

Michael Haynes - Collectors Universe - CEO

Thanks, Dalton, for the question. As we have examined the marketplace, we looked at both small—we looked at all three, at small, medium, and large acquisitions here, which was—which are available—of course, we could draw this into small and large. A lot of different ways to slice it. But we looked at it as small, medium, and large. GCAL would be what we call a small acquisition in this marketplace. There were three criteria that we were looking at. The first one’s economic, make sure we were getting a fair deal for what we were purchasing. The second one is cultural. We wanted to make sure that whatever buy—whatever we were purchasing fit our best of breed philosophy and that the brand would have that best of breed kind of culture to it and the people there would have the right culture. And lastly, we also were considering Sarbanes Oxley compliance requirements and the systems that would be there.

As we examined this marketplace, there were targets in small, medium, and large. However, we had issues with—mostly with cultural issues with respect to some of these targets, and found GCAL with its premium quality position, especially on the Blue Nile website and how Blue Nile looks at the GCAL certification and the marketplace looks at GCAL certification, to best fit with our philosophy. I might also add that we didn’t really care if it was small, medium, or large. We were prepared for any of those sizes. It was more important for us to buy the—to get the right fit so as we move forward we could have success.

Dalton Chandler - Needham & Co. - Analyst

Okay. The question was partly in the context of you still have a lot of cash on the balance sheet. You raised a lot of cash for the purpose of acquisition. So I’m wondering now how you’re thinking about using the cash that you—the significant amount of cash you still have.

Michael Haynes - Collectors Universe - CEO

That is—we also plan on making further investments in and around GCAL as well as other markets. We’re also looking at the colored gemstone market and others. I think right now we’ve made three acquisitions that total about $5.8 million or so, or around something like about 18% or 20% of the cash that we raised. So we have more things to do. I think if you look at the quote of our Chairman with respect to the press release that we issued on GCAL, I think it’s clear that we intend on making some additional investments in this marketplace as well as continuing with our strategy to make investments in other similar markets.

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Dalton Chandler - Needham & Co. - Analyst

Okay. When you did your review of other potential markets, did you add any to the four that you were currently targeting?

Michael Haynes - Collectors Universe - CEO

Well, I think if you go back to our offering document we mentioned not just the jewelry market and those four, but there were several others that we mentioned in there as well. We’re not necessarily limiting ourselves to those particular markets, although those are some of the larger markets. Colored gemstones, for example, we believe from a unit perspective there’s more units in emeralds, rubies, sapphires, pearls, to—for us to examine than there are diamonds. So it’s a very lucrative opportunity for us in terms of units. And we believe the price per unit in that particular market could support the type of fee structure that we would be looking for.

As I mentioned earlier in my opening remarks, we are also looking at the watch area. There’s a very active business in watches. One of the major online services that—between dealers that offers diamonds, colored gemstones, also just recently added watches. So there is no third party certification in watches right now. So when these dealers transact business over Polygon—the website is polygon.net, then they really have no assurance right now of the quality of the [indiscernible]. So we really see some continuing opportunities for us in the jewelry business.

Dalton Chandler - Needham & Co. - Analyst

Okay. And then, just on the expense side. The SG&A was higher than I was looking for the second straight quarter. Where do you see that going in the next quarter and the future? I know you’ve had some unusual items in there, so maybe you could just help us with what the expectation should be.

Michael Haynes - Collectors Universe - CEO

Well, I’ll certainly give you my view. And then, I’d like for Joe to also comment. But certainly, finishing up on Sarbanes Oxley is a big number. It’s $360,000. We would anticipate that we’ll continue to have some M&A related debits going through the P&L. In this particular quarter it was 135. That was probably a moderate number. But some of those numbers, as we make acquisitions through this year, will be flipped over and reclassed out of the expense and into a capitalized item as we complete several acquisition. As we will with some of these expenses that are in Q1, they’ll be capitalized in Q2. So the appropriate credit will go through the income statement in Q2.

Other than that, there weren’t that many unusual things. But those are big numbers. I mean, if you look at our Sarbanes Oxley 360-plus M&A, you’re talking about 500,000 that’s different year-over-year. And of course, as you know, we are now in the FAS-123(R) world, and there was 132,000 separately denoted on that. And I don’t think your comment really went to that one—to that point anyway.

I think G&A is, in terms of our technology and finance, is proceeding about like we would expect in supporting the organization outside these Sarbanes Oxley costs, which are now complete. We won’t be seeing any more for 2005. And whatever M&A expense remains at the end of each quarter.

Dalton Chandler - Needham & Co. - Analyst

Okay.

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Michael Haynes - Collectors Universe - CEO

Joe, do you have any other comments on that?

Joe Wallace - Collectors Universe - CFO

Yes. I think the only other comments I’d make would be if you look at the details of the costs we actually talked about in our prepared comments, the Sarbanes Oxley cost, as Michael indicated, for 2005 have basically been dealt with. Obviously, we’ll have some of those going forward, but the concentration of those costs are primarily going to be we would expect at this point at least in Q4, Q1 period of each year.

In terms of Q2 and Q3 going forward, we wouldn’t expect significant Sarbanes Oxley/audit-related costs going forward for those two quarters. In terms of personnel costs, there will continue to be some personnel costs that would be a go-forward cost. As Michael indicated, on the business development side in the infrastructure cost, we will probably see those continue because they are investments in the future, and then, the business acquisitions we are looking at.

On the non-cash 83,000 associated with the termination of the sublease, that will not be recurring going forward, although we would have some increased rent in future periods due to us occupying more space at our corporate headquarters, but it’s not a lot of money. And in terms of then the litigation costs, that is something like—we will have some significant costs in Q2. As Michael indicated, the Miller lawsuit was going on during the last couple of weeks, and there will be some significant litigation costs that we will incur in Q2. Yet again, that should not be a Q3 type cost. So I hope that provides some clarification.

Dalton Chandler - Needham & Co. - Analyst

Okay. And then, final question. Can you comment on what sort of revenue you expect out of the acquisitions you’ve made recently for the coming year?

Michael Haynes - Collectors Universe - CEO

Yes, I’ll be happy to talk about that. I think in terms of CoinFacts, which came in kind of mid-quarter, there it’s a matter of opening up additional ad space. And I think for the quarter we did have some increases in add space. Part of it was a result of increased space to sell, part of it was increased fees that we were charging for our ads. We’ll have a full quarter of that here in Q2. We’re not quite to the point of being able to fully integrate the CoinFacts ad space, but we will get some benefit out of that in the full quarter of Q2.

As far as CCE is concerned, we only acquired that in early September, so there was very little support in the whole quarter of that. We will get a full quarter of that support in this coming Q2. We did disclose in our acquisition press release that their revenue runs around $600,000 to $800,000 on an annual basis, and our marginal costs associated with that are in the $100,000 to $200,000 range, so that’s going to generate some additional G&A leverage.

With respect to GCAL, GCAL is a profitable business. We will be doing things to help them increase their revenues, mostly in the sales and marketing. We have made one capital commitment. We purchased $250,000 worth of equipment to continue—to fuel their growth. And we anticipate that the sales and marketing expenses as we increase those in the GCAL business will result in associated revenues. We have not disclosed just yet exactly what we expect those to be, but that disclosure should be forthcoming in the near future.

Dalton Chandler - Needham & Co. - Analyst

Okay. Thank you.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Joe Wallace - Collectors Universe - CFO

Thank you.

Operator

Thank you. Our next question is from Rusty Hoss with Roth Capital Partners. Please go ahead.

Rusty Hoss - Roth Capital Partners - Analyst

Yes. Just on the acquisition side, can you talk a little bit more in detail about what exactly the investments in GCAL will be? You still—as the previous question alluded to, you still have $66 million in cash on the balance, and I’m curious as to exactly how that cash will be deployed. So any comments on the investments in GCAL or should we assume other acquisitions in other verticals?

Michael Haynes - Collectors Universe - CEO

Thanks for the questions, Rusty. I think the—I just mentioned a $250,000 capital investment. There may be other capital investments we make. There may be other companies we buy to roll in. There’s a lot of different approaches to GCAL to enhance their business that are all part of our continuing plan in the diamond business. We also have designs to enter some of these other markets, as I mentioned earlier. And I think the $66 million, or whatever the number is. I think it’s $66 million on the balance sheet. Of course, we spent $3 million to acquire GCAL. So that’s down a little bit.

And again, we’re—at the moment about 18% or so of the capital we raise we have invested, and we will continue to do that in the coming quarters as we continue to proceed not only with our expansion of GCAL, but also into our expansion in some of these other markets.

Rusty Hoss - Roth Capital Partners - Analyst

Okay. On the gross margin side, you talked a little bit in the release and in your prepared remarks about [indiscernible] and how that sort of affected gross margin. But along with that, ASPs are down pretty much across the board and they have now for a couple quarters. And I’m kind of curious as to did you do some hiring? Are there more experts in there and you are just not seeing the volume, and therefore, not getting the leverage, or if it’s purely a pricing issue. Can you kind of elaborate on your prepared remarks there?

Michael Haynes - Collectors Universe - CEO

Yes. Let me just address that [indiscernible] then Joe can drill a little bit. I believe on the continuing quarter basis, the coin average fee per unit was up. And I believe the sports card average fee was up. Year-over-year it was down. And Joe has got some background on that. But specifically, with respect to sports cards, or at least sports autographs, I’m sorry, we did do a large number of units through a part of our business expansion.

Of course, everyone is aware of the TOPPS deal that we did where we looked at multi-thousands of baseballs. That was a very efficient process for us. All of the balls were made available to us in one location and in the course of a few hours we were able to authenticate all of those. And our fees were appropriately smaller because of our lower time. On our full certificates, we have to take a picture. We have a lot of handling individually on those. And I believe our minimum fee runs around $20 to $25. But when we did this large bulk group for TOPPS, for example, it was somewhat below $10 apiece because we didn’t have to issue

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

individual certificates and a lot of other cost savings that were associated with that, as well as the future opportunities that we have with TOPPS.

We also launched, I think I mentioned, the modern signatures in the autograph business. So that tended—that had a tendency to bring down the average ASP or the other category as we substantially increased those units. But part of it was related to some of these initiatives, which from a gross margin perspective continued to provide good support for us.

Joe, you have some of the details on some of these others.

Joe Wallace - Collectors Universe - CFO

Yes. Just going back to gross profit for moment. If you actually look at our gross profit [indiscernible] in Q1, it’s actually about the same as what we earned in Q4. So there has not been a major deterioration in terms of quarter-on-quarter. Compared to Q1 last year, obviously, the gross profit is down a bit. And as we indicated in our press release and also in our 10-Q filed with the SEC today, there are some direct costs associated with coins that we have absorbed in the quarter. And that gets back to having some additional experts in-house that we wanted to bring on board when we got the opportunity. It was two or three or thereabouts.

In terms of the mix of the ASP, I mean, the ASP, based on the information that we disclosed, it is not something that you should be paying a lot of attention to, because to a certain extent within the detail of what we look at internally, there are some areas of our business, especially, for example, in coins, some areas of our coin services where the ASP is actually up. And in certain other areas the ASP is down a bit. We don’t focus everyday on the ASP. We focus on the overall profitability of the business.

And I think in general, you look at our gross profit percentage, over 60%, which is a very healthy gross profit. If you look at the gross profit on our other collectible businesses, which includes the currency, the autographs, and the stamps, the gross profit is actually up in terms of percentage there because we’re seeing increased volume.

So in conclusion, we are very happy with our gross profit percentages. We think they are pretty stable. It will vary quarter-on-quarter a little bit. Obviously, coins, for example, as a total percentage of our revenue is down a bit and that will impact the gross profit also in some quarters. So we don’t pay a lot of attention and get too concerned about a couple of percentage points in our gross profit.

Rusty Hoss - Roth Capital Partners - Analyst

Well, I mean, going forward and for modeling purposes, it seems like the days of 30% plus growth on the volume side are gone. And if you’ve hired some additional people, we would expect gross margins to be in the lower 60% range. And I’m not saying 60% margins is a bad thing. I’m just saying for us in our expectations it seems like it would be prudent to kind of take that gross margin, look at it as sort of 60% going forward. So that’s my concern, whether or not we’re going to focus on certain ASPs in certain businesses. Well, I think it’s important for us to do, so we’ll continue to do that. But—.

Michael Haynes - Collectors Universe - CEO

—Rusty, let me just address one point there about the margins. We’ve consistently said that our target gross margins are 62 to 64%. And it varies somewhat in there based on the number of units we get in any given quarter, how those units are run through given our fixed cost nature, and our COGS. And certainly, the loss of a 10% or more customer to any business is going to have a deleterious effect. In our case, this number one customer is right now at about 50%. So I would expect that, sure, our revenue year-over-year isn’t going to be quite as good as it was, not to mention the fact that last year was a record.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

So I think from our perspective, we want to continue with our initiatives to continue to grow our units. We’re going to continue to add new services, continue to build our brands in our markets as we have been. And hopefully, we can continue to help this number one customer or the—get the customers to continue to use our product and rebuild that volume. So I want to—I just want to make sure that—and I know you have it—that our targets are around 62 to 64 on the gross margin. And certainly, even in this quarter, we were within those. And I certainly recognize the need for you to have ASPs in your modeling. Otherwise, you wouldn’t be able to project your revenue growth. So I certainly recognize that as an important element.

Rusty Hoss - Roth Capital Partners - Analyst

Okay. Last question. Do you have a—have you announced a share buyback, or was that—I guess that was a question from the last call. I didn’t’ see an announcement. Was anything announced?

Michael Haynes - Collectors Universe - CEO

No, sir. That’s a—of course, any share repurchase agreements are a part of a board decision and the board has not as of this date decided to announce any share repurchase agreement.

Rusty Hoss - Roth Capital Partners - Analyst

Okay. Thank you.

Operator

Thank you. Our next question is from Scott Nussbaum with Broadlands Capital. Please go ahead.

Michael Haynes - Collectors Universe - CEO

Go ahead, Scott.

Scott Nussbaum - [Broadlands Capital] - Analyst

My question is have you made any progress with identifying a marketing chief?

Michael Haynes - Collectors Universe - CEO

Oh, good question. We have engaged our sort of our outside consultant. He’s helped us with several high level executives to come to the firm. And we have—we’ve interviewed—or I haven’t interviewed—he’s interviewed a number of people, presented us with a couple of resumes. But I do anticipate that in the next three to six months that we will be able to bring on our VP of Marketing, which from our perspective is very important since we have dominant market shares in almost every one of our businesses. If we can continue to increase sales and marketing expenses to drive more business, then we’ll get a disproportionate portion of that. And we think it’s also important to have a good VP of Marketing to help us in our diamond business. But thanks for that question. That’s a good point.

Scott Nussbaum - [Broadlands Capital] - Analyst

Could you elaborate a little bit on what background you are looking for a marketing executive?

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Michael Haynes - Collectors Universe - CEO

Absolutely. We’re looking for someone that has a luxury goods marketing background, that understands the luxury goods arena. It’s someone who has some experience in dealing with—not necessarily specifically dealing with the customers, but generally, has helped luxury goods retailers and luxury goods providers to move a brand through a marketplace. We think that’s a critical skill and one that we will highly value.

Scott Nussbaum - [Broadlands Capital] - Analyst

Two other quick questions. Have you reserved anything on the balance sheet for the verdict in the Miller case?

Michael Haynes - Collectors Universe - CEO

No.

Scott Nussbaum - [Broadlands Capital] - Analyst

And just one other quick—I don’t know if it’s more of a question or a comment. But I would have hoped you guys would have disclosed that jury findings had been reached and the jury’s decision that for whatever it was on November 7 as opposed to waiting two days until the plaintiff’s counsel made the first announcement about the case and now you guys are kind of caught a little bit playing defense to them at this point. Was there a specific reason why you guys didn’t deem it material to announce the jury findings on the 7th, so two business days ago?

Michael Haynes - Collectors Universe - CEO

Well, it’s our belief that the resulting—the result of the jury decision will be immaterial to the Company, and therefore, it’s immaterial. The fact that plaintiff’s counsel decided to issue a misleading press release by order of the judge, which I just read earlier, is of course their decision.

Scott Nussbaum - [Broadlands Capital] - Analyst

Hello?

Michael Haynes - Collectors Universe - CEO

That was their decision to—.

Scott Nussbaum - [Broadlands Capital] - Analyst

—Sure—.

Michael Haynes - Collectors Universe - CEO

—I presume to issue such a press release that the judge has now declared to be misleading and ordered them to retract it.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Scott Nussbaum - [Broadlands Capital] - Analyst

So I understand that. Your most recent Qs and Ks, you did note that you were liable for up to $10 million on this assuming that the jury found the Company at fault for using the 14,000 certificate. So when the jury announced on the 7th that in fact the Company had been—.

Michael Haynes - Collectors Universe - CEO

—Let me interrupt you. I’m sorry. That’s not what our disclosure says. So I would encourage you to read it—.

Scott Nussbaum - [Broadlands Capital] - Analyst

—Okay—.

Michael Haynes - Collectors Universe - CEO

—So that you understand exactly what it says.

Scott Nussbaum - [Broadlands Capital] - Analyst

I will reread the disclosure in the K about the $10 million then.

Michael Haynes - Collectors Universe - CEO

Please.

Scott Nussbaum - [Broadlands Capital] - Analyst

Okay. Thank you.

Michael Haynes - Collectors Universe - CEO

Thanks a lot, Scott.

Operator

Ladies and gentlemen, due to time restrictions, please limit yourself to two questions. And our next question is from Arnold Brief with Goldsmith and Harris. Please go ahead.

Arnold Brief - Goldsmith & Harris - Analyst

Could you give us a little rundown on—you have entered a number of new services. Your business with Hasbro, your VAM business with Morgan Dollars(ph), the [indiscernible] business. Could you give us some idea of the market potential for those, how they are progressing?

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Michael Haynes - Collectors Universe - CEO

Thank you for the question, Arnold.

Arnold Brief - Goldsmith & Harris - Analyst

Then I have another—a couple others.

Michael Haynes - Collectors Universe - CEO

Yes. Thanks for the question. I think in the press release on the VAM attribution we mention that there is approximately, according to the authors, 100 million in coins out there that would fall into this category. We think that we might be able to successfully identify a million of them or so. So those are just our estimates. But a million additional units—we did like 2.8 million last year—that would be a fairly significant addition to our total unit volume.

The TOPPS matter was in the multi-thousands. We did not disclose the specific number. TOPPS preferred for us not to do so. But it was in the multi-thousands. And those now—in fact, I’d encourage everybody on the call to go down to Sam’s Club and buy one. They are wonderful baseballs that have been authenticated by PSADNA and through TOPPS. To the extent that that’s a continuing success for them, and we believe that it will be, then we’ll have additional programs that we’ll be able to work with TOPPS. And certainly, we think that it’s important for TOPPS to develop additional markets for their brand name away from—or I should say in addition to their relationship with MLBPA in producing trading cards.

On the Hasbro, that’s a very interesting opportunity for us. These tournaments where these Hasbro cards are used are very popular around the country. And each—and I don’t want to bore everybody with the details of the game, but generally speaking, there are cards that are in short supply that have certain abilities to trump—using a bridge term, to trump others. And they’ve been experiencing some difficulty with fake cards being used in these tournaments, which is why Hasbro stepped in and is recommending that PSADNA authenticate the cards that are used in these tournaments. There are thousands of these tournaments around. And while it’s not really known exactly how many of those are out there, we would anticipate for them to be in the hundreds of thousands and possibly millions that we might be able to do depending upon how these various tournament directors view the Hasbro recommendation.

Arnold Brief - Goldsmith & Harris - Analyst

Could—I hate to get back to this lawsuit. But given—two questions. One, given the nature of the release by the other party and the fact that it has damaged your stock, first question, is there any countersuit being contemplated? Number two, regardless of the amount of money involved, the judge has—the jury has deemed that you did use this guy’s name in 14,000 instances. Has it damaged your reputation and your position in the marketplace at all?

Michael Haynes - Collectors Universe - CEO

No, it has not, to the latter question. And to the former question, no, we reserve all of our rights with respect to anything that happens in the marketplace, this item or anything else. But I appreciate those two questions, Arnie.

Operator

Thank you. And our next question is from Steve Monticelli with Mosaic Investments. Please go ahead.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Steve Monticelli - Mosaic Investments - Analyst

Good afternoon. As I analyze your P&L and take into account the loss of the customer that would have represented 6% of revenues under normal conditions, it looks like down to the gross margin line on a pro forma basis, if that customer were still operating at full capacity, your income statement ratios would have been just in—nicely in line. And were it not for the final costs of completing Sarbanes Oxley, the same would probably also have been true for your SG&A all the way down to your operating margin. Am I missing anything in making that analysis?

Michael Haynes - Collectors Universe - CEO

Well, sir, we can’t present pro forma information like that. But it’s certainly possible for you to make those kinds of analyses. And the world is different today. Sarbanes Oxley has caused everybody’s costs to go up. We’re just in this—we are now a part of that world. And so, comps year-over-year are going to be—as people enter this Sarbanes Oxley world—and FAS-123 is just as expensive as stock options, just another element of these things. But I think in general your analysis is basically correct.

Steve Monticelli - Mosaic Investments - Analyst

Okay. And then, you made a reference to 2006 versus 2005 and I’m not sure if I caught it correctly. When you refer to ‘06 not being as strong as ‘05, are you referring to growth rates only?

Michael Haynes - Collectors Universe - CEO

Yes. I think the comp ranges, or the comps, are going to be difficult because 2005 was a record year way—many times over. And I would encourage anyone who is interested in the strength of these various markets—we publish data on our websites. It’s free for everyone. You can simply go on our coin website, for example, it’s easy—it’s probably easiest for everyone on this call to simply go to collectors.com and to go to each of the websites.

PCGS, our professional coin grading system, we publish an index called the PCGS3000. It’s right there for everyone to see to see what in general is happening in that marketplace. We also have a stamp—some stamp prices, although we haven’t promulgated our index. We are looking at doing that. But you can certainly browse through stamp prices to see what’s happening there. We also have sports card prices in our sports market report and also on the PSA website.

So this information is widely available to anyone to see what is the relative strength of the underlying value of these goods and whether there is a general rising market or falling market. I think if you simply looked on the PCGS.com website today, you would see that the PCGS3000 is healthy. And I believe, if I remember the numbers correctly, and I may not, but I believe it’s up 17% year-over-year right now.

Steve Monticelli - Mosaic Investments - Analyst

Okay. And then, going back to the loss of that customer, were it not for that it looks to me like you would have had mid-teens growth in the quarter. At what point do you think that customer will come back to the volume that it was once running?

Michael Haynes - Collectors Universe - CEO

That’s a good question. I actually spoke to the number two guy there on Monday inquiring about the health of not just the owner, but also how he was doing. And he gave me a very encouraging report that they talk now everyday. They are talking about specific customers and volumes for customers. I talked to our operations people. They tell me that the volume from this particular customers is picking up. So it’s difficult to give a prognosis on his health. I can tell you that this customer is improving.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

And I know this customer pretty well. When he found out that we disclosed in the prior period that he fell below 10% and was no longer our top customer, he took that very personally. He’s a very competitive guy. So he now has redoubled his own efforts for his recovery. So he definitely likes to be number one. So I am also encouraged by his continuing strong attitude.

Steve Monticelli - Mosaic Investments - Analyst

Okay. And then, just very quickly going back to the Miller matter. The jury found for damages of $14,000. The judge will apply the statute in a manner that you think will not be—will not result in a material loss. Can you give us an idea of what you think the range of outcomes might be on that?

Michael Haynes - Collectors Universe - CEO

I have no way to get into—inside the judge’s mind other than the simple application of the law we believe is straightforward. And the precedent associated with the law and the legislative intent—we think it’s fairly straightforward and we believe that the judge will make a determination that—such that the results will be immaterial to us.

Steve Monticelli - Mosaic Investments - Analyst

Okay. Very good. Thank you.

Operator

Thank you. Our next question is from Dan Knowle with Leeken Asset Management. Please go ahead.

Dan Knowle - [Leeken Asset Management] - Analyst

Hi, Michael. Most of my questions have been answered. But I just have a couple of details leftover. When do you expect the judge to render his final opinion in the Miller case?

Michael Haynes - Collectors Universe - CEO

It’s been indicated that he would make that decision on Wednesday, but judges are—they have their own clock. So he can’t be bound even by his own words. But as far as we know, the result would be completed on Wednesday.

Dan Knowle - [Leeken Asset Management] - Analyst

That’s Wednesday of next week?

Michael Haynes - Collectors Universe - CEO

Yes, sir.

Dan Knowle - [Leeken Asset Management] - Analyst

And do you expect to put out a release when that’s done so as to avoid any confusion like we’ve had today?

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Michael Haynes - Collectors Universe - CEO

Actually, I hadn’t thought about that since we’re expecting the result to be immaterial. But we’ll certainly consider it. Thanks for the suggestion.

Dan Knowle - [Leeken Asset Management] - Analyst

Okay. And I’m just a little confused with the size of the large customer. I—somewhere in your prepared remarks or earlier in the Q&A, you mentioned a 50% number. And I’m not sure I got the significance of that.

Michael Haynes - Collectors Universe - CEO

No. What I mentioned—what—in my remarks, my understanding in talking to our operations people is that he’s now submitting goods to us at about 50% of the level that he was submitting prior to his illness.

Dan Knowle - [Leeken Asset Management] - Analyst

Okay. And what level was that prior to his illness? Just—?

Michael Haynes - Collectors Universe - CEO

—It was approximately 10% of revenue.

Dan Knowle - [Leeken Asset Management] - Analyst

Ten percent of your total revenues?

Michael Haynes - Collectors Universe - CEO

Yes, sir.

Dan Knowle - [Leeken Asset Management] - Analyst

Thanks very much.

Operator

Thank you. Our next question is a follow-up question from Arnold Brief. Please go ahead.

Arnold Brief - Goldsmith & Harris - Analyst

Yes. A month or so ago there was a stamp auction and you folks graded and authenticated those stamps. And as I understand it, the auction was extremely successful and enhanced the value of the stamps. Do you see the grading and authentication of stamps now because of Internet websites and the way they are trading—what’s happened with coins, becoming a qualitative difference in the growth rate of that service for you? I mean, can it become much more major as a result of that success?

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

Michael Haynes - Collectors Universe - CEO

Good question, Arnold. We really have great expectations for the stamp business. There’s actually more stamps out there than there are coins, in general. There are—the stamp values, in general, comparable rarity to coin market, is about a quarter of the value of a certain rarity in a coin might be the value—or rare—or value of the stamp. But we really don’t care about absolute value. What we’re really looking for is the number of units that are in a marketplace that are worth more than $200 to $500. That’s what—that’s our real basic criteria. How much more they are is irrelevant to us, because $200 to $500 is around that point where our fee structure begins to make sense.

There are hundreds and millions—hundreds of thousands and millions of stamps out there that we believe should be certified. We’re just in the early stages of penetrating this market with 9,000 units from the most recent quarter. We have great expectations for this business. I think we were 29% sequentially from the prior quarter. Those are excellent growth rates, although it’s off of a small base. But we have great expectations for our stamp business.

We just returned from the American Stamp Dealers Association Show in New York, which is really somewhat the stamp epicenter of the world. And at that show, we held a seminar on grading and explained our grading systems, and it was so overwhelmed, that I think we had to do it at least one or two more times in order for everybody to be able to get in the room to hear us speak on the subject. So the interest in what we’re doing is growing at a very strong rate. But overall, I would think that stamps have the potential to be, in terms of units, certainly more than 10% and maybe as much as 50% or more of the total units we’re doing in coins right now.

Arnold Brief - Goldsmith & Harris - Analyst

Okay. And one other question on the customer who is ill and the business has declined 50%. I can understand why his submissions are down 50%. He’s not there to run his business properly. But the people who want their coins graded, why wouldn’t they just go somewhere else and why wouldn’t you get that business anyway?

Michael Haynes - Collectors Universe - CEO

That’s a good question, Arnie. And this particular customer is in the modern business, so he buys goods from either the Mint or from the open market that are relatively modern, relatively new, made within the last five years. And then, he turns around and sells those, sends them to us, we certify them, and then, he takes those and sells them to retailers. So this particular customer is not a retailer, he’s actually a wholesaler. He buys the goods, sends them to us, and then, we turn around and send them to him who he then turns around and remarkets them to retailers.

Arnold Brief - Goldsmith & Harris - Analyst

So they can’t go anywhere else.

Michael Haynes - Collectors Universe - CEO

Those retailers are typically dealing with entry-level customers, because we’re talking about price points say from $50 to $500. So they are dealing primarily with entry-level customers. And they are really looking for this particular wholesaler to provide them with the product. And they deal with multi-thousands of the same unit. It might be 50 state quarters. It might be Ike dollars. It might be a whole different—the Liberty—the Statue of Liberty silver dollar. Could be American silver eagles. All of these very modern coins made within the last five years. And he will provide them with thousands of them so they can in turn, in their retail applications, market the same item without having to do unique items.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

So that distribution channel is one that this gentleman has done an extremely good job in fulfilling. Now those retailers still need the same amount of product, because they still have children to feed and shoes to put on their kids. So they still need the same number of units. And those retailers have been hurt because their supply chain has broken down a little bit. And they have gone to other suppliers. But that’s a little difficult for them. And they are in the process of doing that. And we have seen some business come from alternative suppliers. And this particular customer is working hard to continue to supply all of their needs.

But I think your general analysis is that, yes, those retailers do need the product. They need our product. And they are finding other ways to get it, but they haven’t totally found other ways to fill their pipeline since it’s not just as easy as calling the shoe manufacturer and say send me another dozen shoes. But they are working to fill their pipelines. Good question, Arnold.

Arnold Brief - Goldsmith & Harris - Analyst

Thank you.

Operator

Thank you. There are no further questions at this time. I will turn the call back over to Mr. Haynes for any closing remarks.

Michael Haynes - Collectors Universe - CEO

Thank you for your time. Collectors Universe has made progress on achieving its objectives for fiscal 2006. And we look forward to the challenges and opportunities in the remainder of this fiscal year. Our cash position provides us with a significant resource for both enhancing our current market share and for continued careful and select acquisitions as we enter new markets for high-end collectibles and high value assets with our third party opinions for authenticity and quality.

Thanks once again for joining us on today’s call. I look forward to seeing many of you in the coming months to further update you on our progress. Have a great day.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the Collectors Universe First Quarter 2006 Earnings Conference Call. If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 with access code 11044148. Once again, if you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 with access code 11044148. Thank you for participating today. You may now disconnect.

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Nov. 09. 2005 / 5:00PM, CLCT - Q1 2006 Collectors Universe Inc. Earnings Conference Call

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